Exhibit 10.11

BY AND BETWEEN

APHTON CORPORATION

AND

DAIICHI PURE CHEMICALS CO., LTD.

COLLABORATION AND LICENSE AGREEMENT

June 22, 2004

TABLE OF CONTENTS

1.	Definitions	1

2.	Collaborative Commercialization	3

3.	Governance	4

4.	Development of Products	5

5.	Clinical Studies and Registrations	6

6.	Grant of Intellectual Property Rights; Royalty	7

7.	Production and Supply of the Products	10

8.	Terms of the Supply of the Products from Daiichi to Aphton	10

9.	Marketing	12

10.	Product Warranty	12

11.	Regulatory Matters	13

12.	Additional Obligations	16

13.	Additional Obligations and Representations of Aphton	17

14.	Additional Obligations and Representations of Daiichi	17

15.	Confidentiality	18

16.	Indemnification	19

17.	Patent Litigation	20

18.	Dispute Resolution	21

19.	Term and Termination	22

20.	General Provisions	24

i

COLLABORATION AND LICENSE AGREEMENT

This Agreement (the “Agreement”), made and entered into June 22, 2004 (“Effective Date”), by and between Aphton Corporation, a company organized and existing under the laws of Delaware, and having its principal office at 80 SW Eighth Street, Suite 2160, Miami, Florida 33130 (“Aphton”) and Daiichi Pure Chemicals Co., Ltd., a company organized and existing under the laws of Japan, and having its principal office at 13-5, Nihombashi 3-Chome, Chuuo-ku, Tokyo 103-0027, Japan (“Daiichi”) (Aphton and Daiichi, each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Aphton has developed and is still developing assay methods, as well as monoclonal antibodies for use therein, for gastrin hormones, gastrin receptor, anti-gastrin antibodies and related materials in human specimens (the “Assay(s)”), and is the owner of all right, title and/or interest in certain patents, patent applications, know-how and technical information relating to the Assays;

WHEREAS, Daiichi is engaged in the business of development, manufacture, distribution and sales of in-vitro diagnostic products;

WHEREAS, Aphton and Daiichi have been negotiating the terms and conditions of Collaborative Commercialization of the Products (hereinafter defined) using both Parties’ expertise, capabilities, know-how and intellectual property; and

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Definitions

1.1 “Assay(s)” shall have the meaning set forth in the Recitals.

1.2 “Collaborative Commercialization” shall mean the Commercialization of the Products in which Aphton and Daiichi shall collaborate.

1.3 “Commercialization” shall mean the development, manufacture, supply, marketing, distribution and sale of the Products.

1.4 “the first Market Year” shall mean a period of twelve (12) consecutive months commencing the first day of January, April, July or October, whichever comes first after the date of the first Product launch in the Territory of Daiichi.

1.5 “Market Year” shall mean a fiscal year of the same calendar period of the first Market Year including the first Market Year and thereafter during the term of this Agreement.

1.6 “Controlling Party” shall have the meaning set forth in Section 6.3(b).

*	Confidential portions omitted and filed separately with the Commission.

1.7 “Development” shall mean all scientific and technical activities required for any and all Regulatory Approvals, which shall include the research and development of the Assay(s), and development and clinical studies of the Product(s).

1.8 “Developing Party” shall have the meaning set forth in Section 6.1.

1.9 “Force Majeure Event” shall mean a flood, earthquake, elements of nature or acts of God; labor disruption or strike; act of war, terrorism, riots, civil disorders, rebellions or revolutions; epidemics, quarantines, embargoes and other similar governmental action; or any other cause beyond the reasonable control of such Party and which could not have been prevented by commercially reasonable precautions, workaround plans or other reasonable means.

1.10 “Intellectual Property” shall mean the Patents and the Know-How, collectively.

1.11 “JSC” shall have the meaning set forth in Section 3.

1.12 “Know-How” shall mean all present and future inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results, and improvement thereon which are necessary or useful in the Collaborative Commercialization of the Products, and which are developed, owned or controlled by Aphton or Daiichi.

1.13 “Marketing” shall mean the marketing, promotion, distribution and sale of the Products.

1.14 “Marketing Partners” shall mean the third party partners designated by a Party, for the Marketing within the designating Party’s Territory.

1.15 “Marks” shall have the meaning set forth in Section 6.4.

1.16 “Net Sales” in any royalty reporting period shall mean the proceeds of sales by Daiichi to any third parties of the Products in the Territory of Daiichi, * .

1.17 “Patent(s)” shall mean present and future patents and patent applications relating to the Collaborative Commercialization, which are and will be owned or controlled by Aphton or Daiichi, and which are listed in the Schedule 1 attached hereto, as may be amended by the JSC from time to time. Included within the definition of Patents are any patents and/or patent applications listed in the Schedule 1 and any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions of such patents and patent applications during the term of this Agreement.

1.18 “Product(s)” shall mean the finished form of the Assay products and its QC materials, which shall be developed and marketed as commercial products for the assay of gastrin hormones and related materials in human specimen in conjunction with human diseases.

*	Confidential portions omitted and filed separately with the Commission.

1.19 “Regulatory Approval(s)” shall mean all technical approvals by any Regulatory Authorities, which are required, by Daiichi, Aphton or third parties designated by either Party to sell the Products in any country in the respective Territories.

1.20 “Regulatory Authorities” shall mean any authority or agency responsible for regulating the importation of the Product or Commercialization.

1.21 “Supply” shall mean the supply of the Products produced by Daiichi and/or its designee to Daiichi, Aphton or third parties designated by Aphton or Daiichi for its respective Territory.

1.22 “Supply Agreement” shall mean the agreement defining the terms and conditions of Product Supply for Marketing, which shall be determined by JSC, based on the frame work set forth in this Agreement, upon completion of the Development and upon filing of an application for Regulatory Approval for the first Product in the first country in either Territory. Each subsequent Product that comes out of Development for Commercialization will be added to the Supply Agreement.

1.23 “Territory” shall mean the exclusive marketing territory of each Party:

(a) for Daiichi, Asia including but not limiting to Japan, China, Taiwan and Korea, and

(b) for Aphton, the rest of the world excluding Asia.

1.24 “Raw Material” shall mean any antibody and its producing hybridoma and/or antigen and its producing recombinant cell, which will be developed and/or provided by Aphton. Daiichi may produce said antibodies and antigen using hybridoma and recombinant cell provided by Aphton for the development and commercial production of the Products.

1.25 “The completion of the development of the final Products” shall mean the successful manufacturing of three lots of the Products for the use of clinical studies.

2.	Collaborative Commercialization

2.1 Subject to terms and conditions of this Agreement, Aphton and Daiichi, during the term of this Agreement, shall collaborate in the Commercialization of the Products using both Parties’ expertise, capabilities, and Intellectual Property.

2.2 In the Collaborative Commercialization, Aphton and Daiichi shall pursue the following activities:

(a) Promptly after the Effective Date, Aphton shall transfer and supply to Daiichi any and all Assay(s) heretofore developed and/or acquired by Aphton.

(b) Aphton shall pursue the research and development of the monoclonal antibodies required for Development of the Product(s) by Daiichi. Aphton shall provide

*	Confidential portions omitted and filed separately with the Commission.

information about the characteristics of such antibodies and about methods used for their selection and data on which the selection has been based;

(c) Daiichi shall develop the Products based on the antibodies developed by Aphton, manufacture or have a third party manufacture, and supply the necessary amount and quality of the Products for Regulatory Approval, including clinical studies, and for Marketing by both Parties; and

(d) Each Party shall have the responsibility to diligently pursue the activities necessary for Regulatory Approval, including the clinical studies in the countries in its respective Territory.

2.3 Upon request of Aphton, Daiichi shall assist Aphton in identifying, contacting and introducing Aphton to appropriate diagnostic companies as candidate partners for the Marketing in the Aphton Territory. In these introductory contacts and technical discussions with the diagnostic companies, Daiichi is willing to accompany Aphton’s representatives to visit the diagnostic companies at reasonable times agreed to by both Parties.

3.	Governance

3.1 (a) Overall governance of the Parties’ Collaborative Commercialization will be approved, directed and facilitated by a joint steering committee (“JSC”), which shall be established by the Parties to supervise the performance of the Parties hereunder. The functions of the JSC shall be determined by the JSC, subject to the terms of this Agreement, but shall in any event include the following:

(i) determining the management and operations structure of the JSC (e.g., appointing a chairperson and setting the term of such appointment);

(ii) coordinating the development and implementation of a plan for the Collaborative Commercialization, including but not limited to the Specifications and procedures for the Supply of Products;

(iii) resolving disputes or escalating such disputes for resolution;

(iv) planning and coordinating cooperative efforts between the Parties as well as internal and external communications;

(v) monitoring compliance with this Agreement;

(vi) allocating costs and expenses in connection with a Party performing obligations hereunder at the request of the other Party or which benefit both Parties, unless expressly allocated under the terms of this Agreement;

(vii) supervising the progress of the Development; and

*	Confidential portions omitted and filed separately with the Commission.

(viii) evaluating the commercial usefulness of the Collaborative Commercialization or terminating thereof, as it deems appropriate.

(b) The JSC shall also establish Development milestones, including, without limitation the following:

(ix) delivery of Intellectual Property and materials;

(x) developing and defining Specifications;

(xi) developing the Testing Specification Requirements;

(xii) prototype production and delivery;

(xiii) submission of applications for Regulatory Approvals;

(xiv) Product development;

(xv) Product launch; and

(xvi) development of standard operating procedures.

(c) The JSC shall meet as often as required, but in no event less than semi-annually to ensure the effective operation of this Agreement and the Parties’ cooperation hereunder. The JSC shall always have an equal number of members appointed by each Party, which members shall have an understanding of, or have job responsibilities involving, development, regulatory, manufacturing and marketing issues. Each Party shall identify its initial appointed members of the JSC and each Party may replace its own appointed members at its sole discretion, upon prior written notice to the other Party. The JSC shall initially be comprised of six (6) members, such number only to be changed by unanimous vote of the JSC. For the avoidance of doubt, each Party shall appoint three (3) members to represent that Party on the JSC. The members representing each Party at a meeting of the JSC can be less than such Party’s appointed number, but those members representing one Party shall be entitled to represent and vote on behalf of the absent appointed members of such Party. Each Party’s appointed members shall have one vote, in the aggregate, to cast on behalf of its respective Party and, unless otherwise provided in this Agreement, all the decisions of the JSC must be made by unanimous vote. Any issue before the JSC that relates to a business strategy of a Party shall be evaluated internally within that Party prior to a vote and final decision on that issue by the JSC. In the event the vote of the members to the JSC is not unanimous, the dispute shall be escalated for resolution to the officers of each Party in charge of this project.

4.	Development of Products

4.1 Promptly after the Effective Date, Aphton shall transfer and supply to Daiichi any and all Know-How and materials heretofore developed or acquired by Aphton, necessary for the purpose of development of the Products. All the Raw Materials that are

*	Confidential portions omitted and filed separately with the Commission.

available at the Effective Date shall be supplied in sufficient quantities, as determined by the Parties, for the development of the Products,        *        , to Daiichi.

4.2 After the Effective Date, Aphton shall continue to develop the antibodies against progastrin, gastrin receptor and, subject to decision of the JSC, other gastrin related substances, which, with the related Know-How and materials, shall be transferred to Daiichi from time to time during the term of this Agreement in sufficient quantities, as determined by the Parties, solely for the development of the series of the Products. The materials including antigens and respective antibodies with their hybridomas producing the same shall be supplied,        *        , to Daiichi.

4.3 In the development of the Products, Daiichi shall evaluate the materials supplied by Aphton against patients’ specimens obtained from selected hospitals by Daiichi, after having obtained the appropriate IRB-Informed Consent process at the hospitals where the specimens will be provided. The evaluation period may be affected by the IRB-Informed Consent process.

4.4 Upon confirmation of the characteristics of the materials, Daiichi shall develop the Products. Should the materials supplied by Aphton not conform to the characteristics specified by Aphton against the specimens set forth in Section 4.3, then the Parties shall cooperate to take proper measures for the development of the Products.

4.5 Daiichi shall produce the prototype Products within six (6) months after the confirmation of the characteristics of the materials and shall thereafter evaluate the performance of, improve and select, in collaboration with Aphton, the Products for the rest of the Commercialization, including clinical studies, Regulatory Approvals and Marketing.

4.6 In the event that any unexpected or unusual findings are found during the course of the development of the Assay and/or the Product, each Party shall immediately inform the other Party of such findings and, where necessary, both Parties shall discuss the matter promptly.

4.7 Any and all costs and expenses associated with the Development of the Assays and the Products shall be borne by the respective Party who has the responsibility for each of the activities set forth in Section 2, until otherwise agreed by both Parties, determined by the JSC or otherwise set forth in this Agreement.

5.	Clinical Studies and Registrations

5.1 Upon completion of the development of the final Products, Daiichi and Aphton shall collaborate, by themselves or with third party Marketing Partners designated by each Party for its Territory, to prepare and obtain the Regulatory Approvals for Marketing.

5.2 In the collaboration, the Parties involved in the Registrations will provide each other with i) patients’ specimens and related information obtained during the clinical studies (subject to applicable privacy laws and regulations), ii) a copy of the documents submitted or

*	Confidential portions omitted and filed separately with the Commission.

filed upon filing or submission of the Regulatory Approvals in its Territory and iii) a copy of any supplemental documents submitted thereafter to the Regulatory Authorities.

5.3 Any and all responsibility including the costs and expenses associated with the Regulatory Approvals including but not limited to clinical studies and regulatory procedures within each Territory, unless otherwise agreed by both Parties, determined by the JSC or otherwise set forth in this Agreement, shall be borne by the Party who has the Marketing rights in the Territory.

6.	Grant of Intellectual Property Rights; Royalty

6.1 All Intellectual Property obtained and/or invented, by Aphton and/or Daiichi, prior to and/or during the term of this Agreement, shall be owned by the Party who develops or invents the same (the “Developing Party”). Notwithstanding the foregoing, each Party hereby grants to the other Party the exclusive license to use and practice under its Intellectual Property solely to the extent of the Collaborative Commercialization, with the right to sublicense to third parties for the Marketing, within such other Party’s Territory. The Developing Party shall be solely responsible for the filing, prosecution and maintenance of patent applications and patents relating to all such Intellectual Property and shall have the sole authority to determine what actions in that regard it shall take. If the other Party wishes to have the Party owning the invention undertake any action concerning a patent, or an application for a patent, to that invention which the Developing Party does not routinely undertake or which the Developing Party has decided not to undertake, such other Party may raise the issue to the JSC and if the JSC determines the issue is critical for the success of the Commercialization, the Developing Party shall take such action, to be paid for or reimbursed in accordance with the cost-sharing allocation set by the JSC, thereafter the patent or invention thereon shall be jointly owned and treated as if jointly developed by both Parties as set forth in Section 6.3. If it is so determined by the JSC that the issue is not critical, such other Party can request the Developing Party to take such action, the cost of which would be included within the definition of costs to be shared if the Developing Party determines (in its sole discretion) to undertake such requested action.

6.2 From time to time during the term of this Agreement, Aphton and Daiichi shall disclose and license to each other all the Intellectual Property, which the Parties hereafter develop or acquire during the course of and in connection with the Collaborative Commercialization.

6.3 Ownership of Newly Created Intellectual Property.

(a) Notwithstanding Section 6.1 above, any Intellectual Property (i) created or developed at the direction, request or under the authority of the JSC or (ii) whose creation or development was funded, in whole or in part (or the cost of which has or will be shared) by both of the Parties, shall be jointly owned and treated as if jointly developed in accordance with Section 6.3(b) below.

*	Confidential portions omitted and filed separately with the Commission.

(b) All Intellectual Property developed jointly by the Parties as set forth in Section 6.3(a) or an invention in which one or more inventors from each such Party, including individuals normally obliged to assign an invention to a Party, have made an inventive contribution as determined by United States patent law, and any patent applications and patents thereon, shall be jointly owned by the Parties. With respect to any such joint invention, the Parties jointly owning the invention shall consult with each other regarding the filing, prosecution and maintenance of any patent applications and patents thereon, and, provided each of the activities above is agreed by the JSC to be undertaken, responsibility for such activities will be the obligation of the Party from whom the majority of the data underlying such patent application arises (the “Controlling Party”). The Controlling Party, provided the JSC agrees that it should do so, shall undertake such filings, prosecutions and maintenance and the Parties shall pay all reasonable out of pocket expenses and legal fees, in the portions allocated between the Parties by the JSC. Any disputes over the identity of the Controlling Party shall be determined by the JSC. The Controlling Party shall have the following obligations with respect to the filing, prosecution and maintenance of patent applications and patents on any such joint invention:

(i) the Controlling Party shall permit the non-Controlling Party to review and comment at least two weeks prior to the filing of any priority patent application by the Controlling Party;

(ii) the Controlling Party shall notify the non-Controlling Party within 30 days after the filing of a patent application by the Controlling Party;

(iii) the Controlling Party shall notify the non-Controlling Party within eight (8) months from the filing of the priority application whether and in which countries it intends to file convention applications;

(iv) the Controlling Party shall provide the non-Controlling Party promptly with copies of all communications received from or filed in patent offices with respect to such filings; and

(v) the Controlling Party shall provide the non-Controlling Party, a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any patent applications or patents (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional application, abandoning any patent or not filing or perfecting the filing of any patent application in any country), with notice of such proposed action or inaction so that the non-Controlling Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances.

Subject to the non-Controlling Party’s prior review and the approval of the JSC, all of the out-of-pocket costs of filing, prosecuting and maintaining jointly owned Patents and applications

*	Confidential portions omitted and filed separately with the Commission.

therefore shall be assumed and paid by each Party for those of its respective Territories in which such filings, prosecution and maintenance occurs.

In the event that the Controlling Party materially breaches the foregoing obligations and such breach is not cured within thirty (30) days of a written notice from the non-Controlling Party to the Controlling Party describing such breach, or in the event that the Controlling Party fails to undertake the filing of a patent application within ninety (90) days of a written request by the non-Controlling Party to do so, the Controlling Party is deemed to withdraw from its joint ownership of the patent or patent application hereunder and the non-Controlling Party may assume the Controlling Party’s responsibility for filing, prosecution and maintenance of any such patent application or patent at the non-Controlling Party’s sole expense and discretion. In addition to the foregoing, either Party may withdraw from or abandon any jointly owned patent application or patent hereunder on thirty (30) days prior notice to the other Party providing a free-of-charge option to assume the prosecution or maintenance thereof at its sole expense and at such other Party’s election, the withdrawing Party shall assign all right, title and interest in and to such patent or patent application to such other Party.

6.4 Any trademarks or service marks (“Mark(s)”) developed by or on behalf of either Party (the “Owner Party”) in connection with the Collaborative Commercialization shall be owned by the Owner Party on a worldwide basis. Each Party agrees to grant the other Party (the “Granted Party”) a         *         license to use such Mark(s) in connection with the Collaborative Commercialization in its Territory, subject to quality control procedures to be established by the JSC. In the event the Owner Party chooses to register a Mark in any Territory, it shall do so at its sole cost and expense. If the Owner Party has not registered a Mark in any respective Territory, the Granted Party may request that the Owner Party do so, but the Granted Party shall pay all costs and expenses related to the filing, prosecution, registration and maintenance thereof (including, without limitation, the costs of prosecuting third party infringers or defending against third party infringement claims in such Territory). All use of each Mark shall inure to the benefit of the Owner Party.

6.5 In consideration of the contribution of Aphton, including its Intellectual Property, Daiichi shall pay Aphton a royalty of         *         of Net Sales commencing with the first launch of the first Product in the Territory of Daiichi. Payment shall be made net 60 days after the end of each six-month period of each Market Year, in accordance with the payment instructions to be provided by Aphton to Daiichi and pursuant to that semi annual marketing report as required in Section 9.6. Late payments shall incur interest at a rate equal to the lesser of         *         per month or the highest amount permissible under applicable law.

6.6 The minimum amount of sales of the Products by Daiichi shall be determined by the JSC in consideration of various pertinent factors, including the amount of the Products sold by Daiichi in its Territory during the first Market Year and the prior Market Year. Commencing from the beginning of the next Market Year after the end of such first year, if Daiichi fails to reach the minimum amount of sales set forth above at any Market Year within its Territory, Daiichi shall pay to Aphton the balance of a royalty calculated based on the difference between the minimum amount of sales and actual sales.

*	Confidential portions omitted and filed separately with the Commission.

7.	Production and Supply of the Products

7.1 Daiichi shall have the worldwide exclusive rights to manufacture and supply the Products, under the Intellectual Property to the extent set forth in this Agreement. For the purpose of clarification, Daiichi’s exclusive right to manufacture and supply the Products shall include the production of the Products by Daiichi and/or its designated third party manufacturer, at any site which is or will be qualified by the Regulatory Authorities in any of the respective Territories.

7.2 Daiichi shall produce, and/or have a third party produce on behalf of Daiichi, and supply the entire amount of the Products for all Territories, provided the Commercialization shall not knowingly infringe or misappropriate a third party’s intellectual property. All Supplies of the Products sold by Daiichi to Aphton during the term of this Agreement shall be subject to the terms and conditions set forth in Section 8 of this Agreement; provided, however, the Products for the clinical studies by Aphton and/or its designees, for the purpose of obtaining the first Regulatory Approval within Aphton’ s Territory, will be supplied at         *        . The supply price of the Products for the clinical studies set forth in this Section 7.2 shall not be applied to the studies to obtain the Regulatory Approvals of the same Products in other jurisdictions in the same Territory.

8.	Terms of the Supply of the Products from Daiichi to Aphton

8.1 Commencing sixty (60) days prior to the earliest date set by the JSC for launch of a Product, which is to be marketed by Aphton in its Territory (“Aphton Commercial Launch Date”), Daiichi will supply, and Aphton will purchase from Daiichi, quantities of Product determined in accordance with the procedures set forth in Section 8.2.

8.2 Beginning at least six (6) months prior to the Aphton Commercial Launch Date and not less than three months prior to the end of each calendar quarter thereafter, Aphton shall provide Daiichi with a rolling forecast of its Supply requirements for the Products for the following twelve (12) months period (each, a “Forecast”). The first Forecast for the first year beginning with the Aphton Commercial Launch Date shall be used for planning purposes only. Thereafter, the quantity of a Product for the first three (3) months period of each Forecast shall constitute an irrevocable firm order (“Firm Order”) as to the quantities of Product, delivery dates and delivery locations specified therein. A Firm Order shall be deemed accepted by Daiichi unless Daiichi rejects such Firm Order within five (5) business days after receipt, in which case Daiichi shall have no liability to Aphton with respect to such a rejected Firm Order. Notwithstanding the foregoing, if market conditions require an increase or decrease in the quantities of Product specified in the Firm Order, the Parties will negotiate in good faith alternative arrangements to meet the business objectives of the Parties.

8.3 Daiichi shall use its commercially reasonable efforts to deliver the Products specified in the Firm Order, so long as the Firm Order is no more than         *         of the Forecast for that quarter (“Order Amount”). If a) a Firm Order exceeds the Order Amount and Daiichi is unable to supply the amount that exceeds the Order Amount or b) Daiichi is unable to

*	Confidential portions omitted and filed separately with the Commission.

supply any amount because of the occurrence of a Force Majeure Event, the Parties will negotiate in good faith alternative arrangements for the needed Products.

8.4 The Supply prices for the Products to be purchased by Aphton and/or its designees for Marketing, commencing with the first Regulatory Approval within Aphton’s Territory, will be determined by the JSC and defined in the Supply Agreement upon completion of the development of the final Products for Marketing, and shall be based on the direct and indirect costs of manufacturing and shipping the Products,         *        .

8.5 The Supply prices set forth in Section 8.4 do not include any foreign, federal, state or local taxes that may be applicable to the Products. In the event that any such taxes are applicable, Aphton shall pay such taxes in Aphton’s Territory, and Daiichi shall pay such taxes in Daiichi’ s Territory.

8.6 Payment for Product shall be made within         *         after the invoice date (provided the invoice accompanies delivery of the Product, otherwise payment shall be made         *         after receipt of invoice), and payment shall be made by wire transfer, cheque or other instrument reasonably approved by Daiichi.

8.7 All Products to be shipped by Daiichi to Aphton are F.C.A., by the definition of INCOTERMS 2000, Narita airport or other location defined by Daiichi from time to time. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in Daiichi’s standard shipping cartons, marked for shipment at Daiichi’s manufacturing plant to Aphton’s address designated by Aphton in the purchase order, accompanied with data, a Certificate of Analysis in the form set forth on Appendix A, which shall be completed upon the completion of the development of the final Products for Marketing, and other documents required by Aphton, and delivered to Aphton’ s carrier agent, at which time title to such Product and risk of loss shall pass to Aphton. The Certificate of Analysis shall state that the Product meets all Testing Specification Requirements as defined in Appendix B, which shall be completed after the completion of the development of the final Products for Marketing. Daiichi shall deliver the Products to the carrier selected by Aphton; provided, however, that if Aphton does not provide written notice of such carrier, Daiichi shall select the carrier.

8.8 Aphton shall notify Daiichi in writing of its rejection of any Product within thirty (30) days after receipt of the Product by Aphton. The sole basis for rejection of a Product shall be the failure of the Product to conform to the Specifications as set forth in Appendix B hereto (the “Specifications”), or to meet Daiichi’s warranty as set forth in Section 14.1. Aphton may return Product that does not conform to the Specifications or meet Daiichi’ s warranty, at Daiichi’s expense, for refund or credit, at Daiichi’s option. Failure of Aphton to reject a shipment of the Product in accordance with this Section 8.8 shall constitute acceptance of the Product. If the Parties disagree as to whether a specific quantity of the Product conforms to the Specifications, then the Parties shall cooperate to have the quantity in dispute analyzed using agreed upon analytical methods by a qualified third party selected by the JSC. If the Product is determined to have adhered to the Specifications, then Aphton shall bear the cost of the third party analysis and shall be deemed to have accepted such Product. If the Product is determined not to have adhered to the Specifications, then Daiichi shall replace the affected Product at no

*	Confidential portions omitted and filed separately with the Commission.

charge to Aphton and pay for the cost of shipping and analysis. With respect to defects which will not be found in normal practice to determine whether the Products are defective or not, Aphton shall have the right to notify Daiichi in writing of any claim of such defect. The remedy for such defect shall be made by Daiichi pursuant to Section 10.2 hereof.

9.	Marketing

9.1 Within ninety (90) days following receipt by Aphton or Daiichi, or its respective Marketing Partners, if any, of the Regulatory Approval in each jurisdiction of the Territory, Aphton or Daiichi shall, and shall make its respective Marketing Partners, if any, start the Marketing and sales of the Products in such country of the Territory with its reasonable efforts at its own expense, consistent with accepted diagnostic business practice and legal requirements, to promote, market, distribute and sell the Products with the same standard of efforts used by each Party in the marketing of its own major products in order to obtain the optimum sales turnover for the Products in such country. Such Marketing shall be carried out by all means recognized as effective to sustain the sale of the Products in such country according to the methods and in the manner recognized as effective by the profession in such country.

9.2 The design of the package, package inserts and labels of the Products may be decided by each Party for its own Territory at its sole discretion. However, each Party shall furnish the other with copies of all Product packages, package inserts and monographs as well as major promotional materials such as brochures, pamphlets and the like to be used for Marketing in its Territory within a reasonable time after its preparation.

9.3 Aphton and Daiichi shall not directly or indirectly export the Products or undertake Marketing to the other Party’s Territory.

9.4 Aphton and Daiichi shall not promote or solicit orders for the Products outside of its Territory.

9.5 In the event that Aphton or Daiichi receives requests for information relating to, or purchase orders for, the Products from customers or potential customers within the other Party’s Territory, Aphton or Daiichi shall not fill such orders directly, but shall promptly forward such requests or orders to the other Party for fulfillment.

9.6 Within two (2) months after the close of each 6 month period of each Market Year and for as long as Daiichi is marketing in any country of its Territory, Daiichi shall send to Aphton a semi annual marketing report on such 6 month period specifying the quantities in units of the Products sold, gross invoice amount, deduction items and their sums, and the Net Sales of the Products in the Territory; as well as, to the extent reasonably possible, any important information on the relevant market situation in each of those countries including information on main channels of distribution and competitive products.

10.	Product Warranty

10.1 Daiichi warrants that the Product supplied to Aphton shall: (i) be free from material defects in design, construction, material and workmanship at the time of shipment to

*	Confidential portions omitted and filed separately with the Commission.

Aphton, (ii) comply with the Specifications for the Product provided that the Product is handled and stored in accordance with Daiichi’s reasonable instructions and (iii) have a remaining shelf life to be agreed by both Parties in writing. This warranty is contingent upon proper use of the Product in the application for which such Product was intended and does not cover Product that was modified without Daiichi’s approval or instruction.

10.2 As the sole and exclusive remedy for breach of the warranty described above, Daiichi agrees to repair or replace at no cost to Aphton any Product supplied hereunder that is proven to have any shortage or a defect in construction materials or workmanship and of which defect Daiichi is notified in writing by Aphton within thirty (30) days after Aphton discovers the alleged defect in the Product. Aphton will use commercially reasonable efforts to return promptly to Daiichi all defective Products of which it becomes aware.

10.3 EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH ABOVE, DAIICHI GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DAIICHI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

11.	Regulatory Matters

11.1 Each Party,         *        , shall be responsible for seeking, obtaining and maintaining the Regulatory Approval for the Products in its Territory subject to the following conditions:

(a) Information contained in or related to the application for Regulatory Approval or subsequent submissions shall be maintained in strict confidence by each Party in accordance with Section 15 of this Agreement.

(b) Each Party shall inform the other Party within no more than five (5) business days of the receipt of Regulatory Approval and other significant decisions and actions that may be taken from time to time by the Regulatory Authorities, and shall forward copies of any correspondence from Regulatory Authorities relating thereto (accompanied by a certified translation in English of the same) within a reasonable time frame for such translation after the receipt of such correspondence.

(c) In the event that a regulation governing Regulatory Approval is altered, at either Party’s reasonable request, the other Party shall provide the requesting Party with information and assistance to seek, obtain and maintain Regulatory Approval.

(d) Each Party shall provide, or cause to be provided, to the other Party a copy of any correspondence from the Regulatory Authorities or any governmental authority concerning the Regulatory Approval or any post-approval issues relating to the Product within five (5) business days upon receipt. All responses to the Regulatory Authorities or

*	Confidential portions omitted and filed separately with the Commission.

governmental authorities shall be forwarded by the other Party for review prior to submission.

(e) Each Party represents and warrants the other Party that it (i) is not an employer, officer or agent of a government within its Territory (ii) has never been subject to any disciplinary action by any governmental or regulatory authority within its Territory, and (iii) has never been the subject of litigation involving allegations of fraud or corruption. Both Parties agree to indemnify and hold harmless the other from any breaches of or misrepresentations concerning the above.

11.2 Each Party shall be responsible, in its Territory, for seeking, obtaining and maintaining Regulatory Approvals such as (i) all licenses, registrations and permits required to be obtained by itself or its designees to enable it to market the Product pursuant to this Agreement, and (ii) all approvals from the Regulatory Authorities regarding Marketing and advertising materials to be used by it in making and maintaining all filings that may be necessary or desirable in connection with obtaining and maintaining any Regulatory Approvals necessary for it to market the Product in its Territory.

11.3 Marketing and promotional materials related to the Product for use in each Party’s Territory shall be prepared by the respective Party in a manner consistent with relevant local statutes and regulations.

11.4 Each Party shall have responsibility for communications with the Regulatory Authorities concerning the Regulatory Approval and approval of Marketing and advertising materials in its Territory. Each Party shall advise the other Party of material developments and events relating to its regulatory responsibilities in writing within five (5) business days after notice of such material developments and events.

11.5 Each Party shall advise the other of any governmental visits to, or written or oral inquiries about, any facilities or procedures for the manufacture, storage, or handling of the Product, or the Marketing, promptly (but in no event later than five (5) business days) after notice of such visit or inquiry. Each Party shall, within five (5) business days of receipt or submission, furnish to the other Party any report or correspondence issued by or provided to the governmental authority in connection with such visit or inquiry.

11.6 Each Party shall collect and investigate complaints or inquiries as to the safety, quality or efficacy of the Product, and shall, within five (5) business days of the receipt of such complaint or inquiry, forward all complaints and inquiries to the other Party and to assist such other Party as may be required to allow it to comply with the laws, regulations and requirements, as in force in its Territory at the time of the Effective Date or as such law, regulations or requirements may subsequently be amended or legislated. Each Party shall respond to all complaints and inquiries relating to the Product in a timely manner. If an investigation by the other Party is needed in response to a complaint or inquiry, the other Party shall conduct such an investigation and will forward the results thereof to the requesting Party within a reasonable time. Each Party shall retain records of all Product related complaints, inquiries and Serious Adverse Events for a period of not less than three (3) years beyond the

*	Confidential portions omitted and filed separately with the Commission.

termination or expiration of this Agreement or for such longer period as may be required by applicable law.

11.7 Each Party, at its sole cost and expense, shall have the responsibility for preparing and filing all required regulatory reports and updates and for conducting Post Marketing Surveillance (“PMS”) for the Products sold in its respective Territory. Each Party shall fully cooperate with the other Party in its efforts to conduct PMS and will provide to the other Party such assistance as may be necessary for the other Party to fully satisfy its PMS obligations, including the collection of Product related information and the preparation of reports with respect to such information. The scope and details of such cooperation shall be agreed upon by the Parties.

11.8 Upon completion of the development of the final Products, both Parties shall collaborate to prepare and maintain a written standard operating procedure (an “SOP”) to handle any recalls of the Product in both Parties’ Territories. Such SOP shall include, without limitation, prior notice to and approval by the other Party of any recall. In the event that (i) any governmental agency or authority issues a request or directive or orders that the Product be recalled or retrieved, (ii) a court of competent jurisdiction orders that the Product be recalled or retrieved or (iii) Aphton and Daiichi reasonably determine, after mutual consultation, that the Product should be recalled, retrieved or a “Dear Doctor” letter is required relating to restrictions on use of the Product, both Parties shall collaborate to conduct such activity and the Parties shall take all appropriate corrective actions and shall execute the steps detailed in the SOP. In the event such action results from either Party’s negligence or willful misconduct, such Party shall be responsible for the expenses thereof. For purposes of this Agreement, the expenses of the action shall be the expenses of notification and return or destruction (if authorized by Daiichi) of units of the Product, the cost of replacement of the Product, any costs directly associated with the distribution of replacement Product and the expenses of compliance with all laws and regulations governing the recall, including attorneys’ fees. Otherwise, the Parties shall share equally the expenses of the action. Both Parties shall cooperate fully with one another in conducting any such action. Aphton shall destroy units of Product lawfully recalled only upon Daiichi’s (or any governmental authority’s) written instruction to destroy such units of Product, and only then in accordance with Daiichi’s procedures and instructions. Otherwise, Aphton may return the recalled units of Product to Daiichi within thirty (30) days after completion of the action.

11.9 Unless otherwise stated in this Section 11, both Parties shall create and maintain records of all duties performed under this Section 11 and shall retain such records for the duration of this Agreement or as otherwise expressly set forth herein.

11.10 (a) Aphton is authorized upon reasonable notice and at reasonable times to inspect Daiichi’s manufacturing facilities, operations and quality control records to review compliance with this Agreement at its own cost. All such inspection and review shall be subject to the obligations of confidentiality set forth in Section 15. Aphton shall provide Daiichi with copies of all notes, reports and other written documents, which contain information or data obtained during the inspection. Further, Aphton may designate a qualified third party to conduct such inspection provided that the third party shall sign a confidentiality agreement in a form

*	Confidential portions omitted and filed separately with the Commission.

satisfactory to Daiichi. Aphton may exercise its rights under this Section 11.11 not more than once each Market Year.

(b) Each Party shall maintain complete and accurate books and records in connection with its respective Commercialization efforts. Upon a reasonable written request of a Party (not to occur more than once per year), the other Party shall permit the requesting Party to use an independent accounting firm to inspect and audit such books and records to confirm that such other Party is complying with its Commercialization and payment obligations under this Agreement at the requesting Party’s cost; provided the requesting Party’s representatives conducting such inspection agree to be bound by confidentiality restrictions consistent with those set forth herein. In the event an audit reflects that there have been underpayments of royalties of at least 5%, Daiichi shall promptly reimburse Aphton for the cost of such audit.

12.	Additional Obligations

12.1 Each Party shall comply fully, at its own expense, with any and all applicable laws and regulations (including but not limited to health and safety laws and regulations) relating to the export, import, distribution and sale of the Product in its respective Territory.

12.2 Each Party shall commence Marketing in its Territory promptly after receipt of all required Regulatory Approvals required in the applicable jurisdiction.

12.3 Each Party shall use commercially reasonable efforts to conduct Marketing for use only by qualified individuals, as appropriate in its Territory, in compliance with local laws and regulations and good commercial practice and for uses and applications approved by applicable Regulatory Authorities for the Product.

12.4 Each Party shall, at its own expense and consistent with good business practice: (i) maintain communications with existing and potential customers within its Territory on a regular basis, and (ii) assist the other Party in assessing customer requirements for the Product, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features.

12.5 Each Party shall, at its own expense, use commercially reasonable efforts to promote the sale of the Product in its Territory. Such promotion shall include, but not be limited to, the following:

(a) advertising the Product in its Territory, and

(b) participating in appropriate trade shows held in its Territory.

12.6 Each Party shall not knowingly make any false or misleading representations to customers or others regarding the other Party or the Product. Each Party and its employees and agents shall not make any representations, warranties or guarantees with respect to the Specifications, features or capabilities of the Product that are not contained within

*	Confidential portions omitted and filed separately with the Commission.

other Party’s documentation accompanying the Product or other Party’s literature describing the Product, including the other Party’s standard limited warranty and disclaimers.

12.7 Each Party is responsible for payment of any and all product liability and other third party claims associated with the Commercialization in such Party’s respective Territory(ies). The Parties shall maintain the sufficient amount of insurance to cover such product liability claims.

12.8 Each Party represents and warrants that it is not debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act and that it has not and will not use in any capacity the services of any person or entity debarred under such law with respect to services to be performed under this Agreement. Each Party will immediately notify the other Party in the event that it or any such person or entity is debarred during the term of this Agreement.

13.	Additional Obligations and Representations of Aphton

13.1 Daiichi shall supply Aphton with Product packaged and labeled in accordance with the requirements of the FDA or any other Regulatory Authority of the jurisdiction where the Marketing by Aphton is to occur, provided such requirements shall be provided to Daiichi by Aphton. Aphton shall be responsible for additional packaging and labeling the Product in accordance with the requirements of the Regulatory Authorities in its Territory.

13.2 Subject to Daiichi’s ability to Supply Product, Aphton shall maintain at all times inventory of the Product in quantities sufficient to meet the reasonably anticipated demands of its customers. On a semi-annual basis, Aphton shall furnish Daiichi a summary of the inventory of Products held by Aphton.

13.3 Aphton shall not have the right to copy, modify or remanufacture the Product or part thereof. Aphton shall not make any changes, alterations, modifications or additions to the Product without the prior written approval of Daiichi, which approval may not be unreasonably withheld.

13.4 Aphton represents and warrants that the execution and delivery of this Agreement by it and the performance of its obligations hereunder will not conflict with, result in the breach of, or constitute a default under any agreement to which Aphton is a party, or by which it is or may be bound.

13.5 Aphton shall comply with, and Aphton warrants that the Marketing in its Territory will comply with, all applicable national, federal, state, provincial or local laws, orders, rules and regulations in any country in the Territory.

14.	Additional Obligations and Representations of Daiichi

14.1 Pursuant to Section 8 of this Agreement, Daiichi shall supply Aphton with all of Aphton’s commercial requirements for the Product in its Territory for Marketing. Daiichi

*	Confidential portions omitted and filed separately with the Commission.

shall maintain at all times inventory of raw materials for manufacturing the Product in quantities sufficient to meet the reasonably anticipated demands of Aphton. Should Daiichi for any reason expect limitation or discontinuation of the Supply of the Product or a change thereto which is unacceptable to Aphton, Daiichi shall use all reasonable efforts to give Aphton twelve (12) months’ advance written notice. In the event Daiichi gives such notice, Aphton and Daiichi shall commence discussion in good faith, as to this matter, in order to minimize disruption of the Supply of the Product to the customers of Aphton.

14.2 Daiichi shall prepare a Certificate of Analysis in the form set forth on Appendix A, which shall accompany each shipment of the Product to Aphton.

14.3 Daiichi represents and warrants that the execution and delivery of this Agreement by it and the performance of its obligations hereunder will not conflict with, result in the breach of, or constitute a default under any agreement to which Daiichi is a party, or by which Daiichi is or may be bound.

14.4 Daiichi shall comply with, and Daiichi warrants that all Products will comply with, all applicable national, federal, state, provincial or local laws, orders, rules and regulations, including, without limitation, Good Manufacturing Practices.

14.5 Daiichi shall comply with, and Daiichi warrants that the Marketing in its Territory will comply with, all applicable national, federal, state, provincial or local laws, orders, rules and regulations in any country in the Territory.

14.6 Daiichi shall provide Aphton the Certificate of Analysis as set forth on Appendix A which meets the Specifications for such Products described in Appendix A for use by Aphton in quality control testing at the prices and on the delivery terms set forth on Appendix A.

15.	Confidentiality

15.1 Each Party acknowledges that by reason of its relationship to the other Party hereunder, it will have access to certain proprietary information and materials concerning such other Party’s business, plans, customers, technology, and products, including but not limited to trademarks, trade names, patents, copyrights, design, drawings, formulas or other data, photographs, samples, literature, and sales aids, conveyed orally (and confirmed in writing within thirty (30) days after oral conveyance), in writing or through other tangible materials (the “Confidential Information”). Each Party agrees that it will not use in any way for its own account or the account of any third party (except for the purpose of performing its obligations under this Agreement), nor disclose to any third party, any such Confidential Information revealed to it by the other Party without the express written consent of the disclosing Party, for a period of five (5) years following the termination or expiration of this Agreement. Each of the Parties further agrees to use the same degree of care concerning Confidential Information as it uses to protect its own confidential and proprietary technical information (but no less than reasonable care) to prevent the unauthorized disclosure to any third party of the Confidential Information received from the disclosing Party hereunder. The Parties agree that they shall

*	Confidential portions omitted and filed separately with the Commission.

acquire no rights with respect to Confidential Information of the other Party received hereunder. The Parties agree that the Confidential Information received by a disclosing Party hereunder shall not be disclosed to any third party or to any employee, officer or director of the receiving Party, except to those employees, officers and directors of the receiving Party, third party consultants and Marketing Partners whose responsibilities require such disclosure for purposes of performing the Parties’ obligations under this Agreement; provided that such employees, officers, directors, third party consultants and Marketing Partners shall be informed of the confidential nature of the “Confidential Information” and be bound by obligations of confidentiality and limitation of use at least as stringent as set forth herein.

15.2 The obligations hereunder shall not apply to Confidential Information: (i) which the receiving Party can demonstrate by written records was known to the receiving Party prior to the date of disclosure by the disclosing Party; provided that such information was not obtained by the receiving Party through disclosure by a third party receiving such information in confidence from the disclosing Party; (ii) which is now in the public knowledge, or becomes public knowledge in the future other than by breach of this Agreement by the receiving Party; (iii) which, as can be established by written records, is independently developed by the receiving Party without benefit of Confidential Information received from the disclosing Party; (iv) which is disclosed to the receiving Party, after the date of disclosure by the disclosing Party, by a third party having a right to make such disclosure; or (v) which is required to be included in any filing or action taken by the receiving Party to obtain government approval to market the Products; provided, however, that when permitted by the provisions of local laws, the receiving Party shall use its reasonable best efforts to protect the confidentiality of such Confidential Information submitted to governmental agencies or authorities pursuant to this Agreement.

15.3 Following termination of this Agreement, upon request, within thirty (30) days thereafter such request is delivered the receiving Party shall return to the disclosing Party any and all tangible copies of any Confidential Information provided to it by the disclosing Party hereunder except that the receiving Party may retain one copy of the Confidential Information solely for the purpose of monitoring its surviving obligations under this Agreement.

16.	Indemnification

16.1 Subject to Aphton’s compliance with its obligations hereunder, Daiichi agrees to defend, indemnify and hold harmless Aphton and its officers, directors and employees from and against all demands, claims, actions, causes of action, assessments, liabilities, losses, damages, costs and expenses including without limitation interest, penalties and disbursements, including reasonable attorneys fees, (collectively, “Damages”), insofar as such Damages are asserted against, imposed upon or incurred by Aphton, or its officers, directors and employees as a proximate result of (i) a breach by Daiichi of the terms and conditions of this Agreement, or any misrepresentation or breach of the representations made by Daiichi in this Agreement (ii) any negligence or willful misconduct of Daiichi, and (iii) any negligent mishandling or packaging of the Products, or willful wrongdoing by Daiichi. As a condition precedent to Daiichi’s obligations hereunder, Aphton shall in a timely manner notify, and provide a copy to, Daiichi of any complaint, summons or other written or verbal notice that Aphton receives of any claim, action, liability or the like that may be subject to such obligations, allow Daiichi the sole

*	Confidential portions omitted and filed separately with the Commission.

and complete control of the defense and settlement thereof, and assist in such defense and settlement as Daiichi may reasonably request.

16.2 Subject to Daiichi’s compliance with its obligations hereunder, Aphton agrees to defend, indemnify and hold harmless Daiichi and its affiliates, officers, directors and employees from and against the Damages insofar as the same are asserted against, imposed upon or incurred by Daiichi, or its officers, directors and employees as a proximate result of (i) a breach by Aphton of the terms and conditions of this Agreement, or any misrepresentation or breach of the representation made by Aphton in this Agreement or (ii) any negligence or willful misconduct of Aphton. As a condition precedent to Aphton’s obligations hereunder, Daiichi shall in a timely manner notify, and provide a copy to, Aphton of any complaint, summons, or other written or verbal notice that Daiichi receives of any claim, action, liability or the like that may be subject to such obligations, allow Aphton the sole and complete control of the defense and settlement thereof, and assist in such defense and settlement as Aphton may reasonably request.

16.3 With respect to any claim by one Party against the other Party arising out of the performance of failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages, lost profits directly related to the Product, attorneys fees and the like, and in no event shall a Party be liable to the other Party for indirect, special or consequential damages, including without limitation, lost profits not directly related to the Product.

17.	Patent Litigation

17.1 If either Party receives a claim that the Product infringes upon a patent of a third party, the Party will notify the other Party promptly in writing and give the other Party all necessary information and assistance. Both Parties shall collaborate to evaluate, defend and settle any such claim, or terminate this Agreement, subject to the conditions set forth in this Agreement, as they deem appropriate.

(a) If a claim arises in Daiichi’s Territory and circumstances may favor settlement, regardless of the actual receipt of such claim from such third party, Daiichi will make good faith efforts to negotiate a settlement. If settlement involves payment of a settlement amount, Daiichi can decide, in its sole discretion, whether or not to pay the settlement amount.

(b) In above case (a), if Daiichi decides not to pay the settlement amount (and Aphton chooses to do so) or if settlement means that Daiichi must cease manufacturing the Products, at Aphton’s request, Daiichi shall grant Aphton a non-exclusive, worldwide, royalty-free, fully-paid-up, transferable license to its Intellectual Property and assist Aphton for a maximum period of one year in the transfer of the technology to a manufacturer of Aphton’s selection at Aphton’s cost. Until such transfer is complete, Daiichi will continue to manufacture and supply as provided in Section 8.3 of this

*	Confidential portions omitted and filed separately with the Commission.

Agreement, provided that Aphton shall indemnify Daiichi for any patent infringement liability arising from such technology transfer and continued manufacture.

(c) If a claim arises in Aphton’s Territory and circumstances may favor settlement, regardless of the actual receipt of such claim from such third party, Aphton will make good faith efforts to negotiate a settlement. If settlement involves payment of a settlement amount, Aphton can decide, in its sole discretion, whether or not to pay the settlement amount.

(d) In above case (c), if Aphton decides not to settle the claim but instead decides to defend against such claim, Daiichi shall continue, at Aphton’s request, to supply the Product(s) for Aphton’s Territory, provided that Aphton shall indemnify Daiichi for any patent infringement liability arising from Aphton’s continued sales of Product(s) until such claim is resolved. Upon a resolution of such claim that permits Aphton to continue to market Product(s), Daiichi will supply the Product(s) exclusively for Aphton’s Territory according to this Agreement. If Daiichi decides, in its sole discretion, not to continue to supply the Product(s), then Daiichi will be deemed to have terminated this Agreement pursuant to Section 19.2(iv) and Section 19.5 will then apply.

17.2 Each Party shall have the sole right and option, at its sole and absolute discretion, to file and maintain lawsuits in its own name for infringement or misappropriation by third parties of its Intellectual Property or other proprietary rights that occur within the Territory. The infringed Party shall keep the other Party informed from time to time of the status of such proceeding. The other Party shall, at the request of the infringed Party, give the infringed Party all reasonable assistance and cooperation in any such proceedings at the infringed Party’s expense. Notwithstanding any decision on the part of the infringed Party to forego bringing or continuing to prosecute any suit, claim or litigation, even if permitted under law, the other Party shall not have the right to bring, file or litigate any claim for infringement by third parties of any proprietary rights held by the infringed Party occurring in the other Party’s Territory without the infringed Party’s prior written consent. If such consent is granted, the infringed Party shall cooperate with the other Party, and shall assign to the other Party such rights as are reasonably determined by the infringed Party to be necessary to bring, litigate or settle such claim.

17.3 Each Party shall have the right and option, at the direction of JSC, to file and maintain lawsuits for infringement or misappropriation by third parties of both Parties’ jointly developed Intellectual Property or other proprietary rights that occur within such Party’s respective Territory. The infringed Party shall keep the other Party informed from time to time of the status of such proceeding. The other Party shall, at the request of the infringed Party, give the infringed Party all reasonable assistance and cooperation in any such proceedings at the infringed Party’s expense or as otherwise equitably directed by the JSC.

18.	Dispute Resolution

18.1 Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (a

*	Confidential portions omitted and filed separately with the Commission.

“Dispute”), which are not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing, shall be referred to the Senior Vice President of Aphton Corporation and the Director, Research & Development Division of Daiichi Pure Chemicals Co., Ltd., who are authorized to settle such disputes on behalf of their respective companies (“Senior Executives”). The Senior Executives will meet for negotiations within thirty (30) days of the end of the initial 30 day negotiation period referred to above, at a time and place mutually acceptable to all Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the initial 30 day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be finally resolved by binding arbitration as provided in Section 18.2.

18.2 Any and all disputes arising from this Agreement shall be amicably and promptly settled upon consultation between the Parties, but in case of failure of amicable settlement of any dispute, it shall be resolved by arbitration. If the arbitration is requested by Daiichi, the arbitration shall be held in Miami, Florida, and if the arbitration is requested by Aphton, the arbitration shall be held in Tokyo, Japan. All such proceedings shall be conducted as agreed by the Parties at the time of a request for an arbitration. The award rendered shall be final and binding upon both Parties. The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either Party in the court with proper jurisdiction, as the case may be, to whose jurisdiction for such purposes each of the Parties hereby irrevocably consents and submits. Each Party shall bear its own legal and arbitration expenses; except, if the arbitrators determine that a Party has acted in bad faith or committed willful misconduct, the arbitrators may assess as part of their award the legal fees and arbitration expenses of the other Party. Either Party may require that the arbitrators set forth in writing their findings of fact and basis for their award. The arbitrators will have the power to award an equitable remedy. Notwithstanding anything herein, a Party may seek equitable relief in any court of competent jurisdiction to maintain the status quo pending resolution of a dispute in arbitration pursuant to this Agreement.

19.	Term and Termination

19.1 This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Section 19, shall continue in full force and effect until a date of the decision not to execute a Supply Agreement or a date set by the JSC. If a Supply Agreement has been executed, the JSC shall determine the term and termination of the Supply Agreement, provided such agreement will be in effect until the expiration in the last major country (determined by JSC according to the sales and marketing efforts of each respective Party) of the last Patent owned by a Party that contains valid and enforceable claims covering any Product unless terminated earlier according to the conditions set forth in this Section 19.

19.2 This Agreement may be terminated prior to the term referred to in Section 19.1 above, under the following circumstances and conditions: (i) by either Party, for material breach of any provision of this Agreement upon sixty (60) days written notice to the other Party, unless such breach is cured during such sixty days period, (ii) by either Party, immediately upon such event, if that other Party becomes insolvent, files or has filed against it a petition in

*	Confidential portions omitted and filed separately with the Commission.

bankruptcy, make an assignment for the benefit of creditors, has a receiver appointed for it or any of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors, (iii) for any reason, by mutual agreement between the Parties, or (iv) notwithstanding anything to the contrary in this Agreement, upon thirty (30) days prior written notice by the decision of either Party if, in its sole discretion, it determines that the commercial usefulness of the entire Collaborative Commercialization is no longer justified. Each Party shall immediately notify the other Party in writing if it becomes subject to any event of the type described in Section 19.2(ii).

19.3 In the event of termination in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Aphton or Daiichi, provided, however, that any such termination shall not relieve any Party of obligations incurred prior to the termination.

19.4 The provisions of Sections 6.5, 10, 12.7, 15, 16, 17, 18, 19 and 20, and all payment obligations (and audit rights to confirm conformance with such payment obligations) hereunder, shall survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the Parties shall cease upon termination or expiration of this Agreement.

19.5 In the event Aphton terminates this Agreement pursuant to Section 19.2(i) or (ii) or Daiichi terminates this Agreement pursuant to Section 19.2(iv), Aphton shall have the right to sell any inventory of the Product that it holds as of the effective date of such termination for a period of twelve (12) months following the effective date of such termination anywhere in the world, without regard to any territorial restrictions set forth in this Agreement, and Daiichi shall transfer to Aphton all of its ownerships and rights of Intellectual Property and Regulatory Approvals generated and obtained from/for the Collaborative Commercialization solely so that Aphton (and its successors, sublicensees and assigns) can continue the Commercialization anywhere in the world, without regard to any territorial restrictions set forth in this Agreement. In the event of early termination set forth in this Section 19.5, Daiichi shall continue to supply for a maximum of one year after having given prior written notice and shall assist with transfer of the technology of manufacturing of the Products to Aphton or its designated manufacturer upon Aphton’s request and cost for the technology transfer; provided, however, Daiichi shall be relieved from the obligation of such technology transfer after the period of twelve (12) months following the effective date of such termination.

19.6 In the event Daiichi terminates this Agreement pursuant to Section 19.2(i) or (ii) or Aphton terminates this Agreement pursuant to Section 19.2(iv), subject to its continued payment of royalties on such sales pursuant to Section 6.5, Daiichi shall have the right to sell any inventory of the Product that it holds as of the effective date of such termination for a period of twelve (12) months, subject to Section 6.5, following the effective date of such termination anywhere in the world, without regard to any territorial restrictions set forth in this Agreement, and Aphton shall transfer to Daiichi all of its ownerships and rights of Intellectual Property and Regulatory Approvals generated and obtained from/for the Collaborative Commercialization solely so that Daiichi (and its successors, sublicensees and assigns) can continue the

*	Confidential portions omitted and filed separately with the Commission.

Commercialization anywhere in the world, without regard to any territorial restrictions set forth in this Agreement.

19.7 In the event both Parties agree to terminate this Agreement pursuant to Section 19.2(iii) before the expiration of this Agreement, both Parties shall have the right to sell any inventory of the Product that it holds as of the effective date of such termination, and shall be relieved from the obligations to supply the other Party any data, information and Product set forth in this Agreement after the effective date of such termination, subject to Section 6.5, without any further rights to the Intellectual Property of the other Party (except as otherwise granted by each Party, in its sole discretion).

19.8 In the event a Supply Agreement is executed, this Section 19 will be incorporated in its entirety into such Supply Agreement.

20.	General Provisions

20.1 This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Delaware without reference to conflicts of laws principles.

20.2 This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Party to be charged.

20.3 Any notice required or permitted by this Agreement shall be in writing (in the English language) and shall be made by personal delivery or sent by facsimile transmission, overnight express courier (such as Federal Express) or by prepaid registered or certified mail, return receipt requested, addressed to the other Party at the address shown below or at such other address for which such Party gives notice hereunder. Such notice shall be deemed to have been given upon the earlier of receipt by the Party to whom notice was sent if by personal service, facsimile transmission or overnight express courier (and as evidenced by sender’s confirmation receipt in the case of facsimile transmission or overnight express courier) or three (3) days after deposit in the mail, if by certified or registered mail:

If to Aphton:

Aphton Corporation

80 SW 8th Street, Suite 2160

Miami, Florida 33130

USA

Attn: President and CEO

Tel: 1-305-374-0703

Fax: 1-305-374-7615

*	Confidential portions omitted and filed separately with the Commission.

With a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn: Dimitrios T. Drivas, Esq.

Tel: 1-212-819-8200

Fax: 1-212-354-8113

If to Daiichi:

Daiichi Pure Chemicals Co., Ltd.

13-5 Nihombashi 3-Chome

Chuo-ku, Tokyo 103-0027 Japan

Attn: President and CEO

Tel: 81-3-3272-0681

Fax: 81-3-3281-0510

With a copy to:

Daiichi Pure Chemicals Co., Ltd.

13-5 Nihombashi 3-Chome

Chuo-ku, Tokyo 103-0027

Japan

Attn: Director, Diagnostic Division

Tel: 81-3-3272-0681

Fax: 81-3-3281-0510

20.4 Non-performance of either Party shall be excused to the extent that performance is rendered impossible by strike, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing Party.

20.5 This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that either Party may assign this Agreement without the consent of the other Party to an affiliate or to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

20.6 The relationship of Aphton and Daiichi established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either Party the power to direct and control the day-to-day activities of the other or allow one Party to create or assume any obligation on behalf of the other for any purpose whatsoever.

*	Confidential portions omitted and filed separately with the Commission.

All financial obligations associated with the each Party’s business are the sole responsibility of the respective Party.

20.7 The obligations of each Party shall be severable, and no Party shall be liable for breach of this Agreement by the other Party.

20.8 If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the agreed substitute provision.

20.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on behalf of Aphton and Daiichi, as applicable, intending it to be legally binding on the Parties as of the Effective Date.

APHTON CORPORATION

By:	/s/ PHILIP C. GEVAS
Name:	Philip C. Gevas
Title:	Chairman
Date:	June 22, 2004

DAIICHI PURE CHEMICALS CO., LTD.

By:	/s/ SHIN-ICHIRO ASHIDA
Name:	Shin-ichiro Ashida, Ph.D.
Title:	President & CEO
Date:	June 22, 2004

*	Confidential portions omitted and filed separately with the Commission.

SCHEDULE 1

U.S. PATENTS AND PATENT APPLICATIONS

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*	Confidential portions omitted and filed separately with the Commission.

APPENDIX A

CERTIFICATE OF ANALYSIS

This Appendix shall be prepared after the completion of the development of the final Products for Marketing.

*	Confidential portions omitted and filed separately with the Commission.

APPENDIX B

SPECIFICATIONS AND TESTING SPECIFICATION REQUIREMENTS

This Appendix shall be prepared after the completion of the development of the final Products for Marketing.

*	Confidential portions omitted and filed separately with the Commission.